Exhibit 99.1

       Ashworth, Inc. Reports First Quarter Fiscal 2006 Financial Results;
             Improved Operational Execution with Results Returning
                           to More Historical Levels


     CARLSBAD, Calif.--(BUSINESS WIRE)--March 9, 2006--Ashworth, Inc. (NASDAQ:ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced financial results for its first quarter ended January 31, 2006.

     First Quarter Highlights:

     During the first quarter of fiscal 2006, the Company's management team, with the strong and active support of its Board of Directors, continued to implement the profit improvement initiatives outlined in the fourth quarter of 2005. The ongoing implementation of many of these actions, which were designed to improve the Company's operational execution and financial performance, have generated first quarter results comparable to historical performance levels as well as several other notable achievements. Highlights for the first quarter include:

     --   Total Company sales of $40.6 million, up 11.2% over last year;

     -- Breakeven consolidated EPS (or $0.03 per diluted share excluding special SG&A expenses not incurred in the prior year), as compared to $0.01 per share in the first quarter of fiscal 2005 on a fully diluted basis;

     --   Sales growth in five of six distribution channels;

     -- Third successive quarter of strong double digit growth in corporate channel;

     -- Improved merchandising in the retail channel resulting in significantly increased sales while reducing granted markdown allowances;

     -- Solid growth in the international channel driven primarily by sales in Europe;

     --   Gross margin returning to historical levels;

     -- Six consecutive months of meeting operating direct labor efficiency targets at the Company's U.S. Embroidery and Distribution Center
          (EDC); and

     --   Effectively managed inventory levels, while sales increased.

     Randall L. Herrel, Sr., Chairman and Chief Executive Officer, stated, "We are encouraged by the significantly improved operational and financial results across our organization. Importantly, excluding special SG&A expenses not incurred last year, the Company achieved consolidated net income of $0.03 per share as compared to $0.01 per diluted share in the same period last year. These results reflect the positive impact of the many actions we have taken since we began our strategic review and implemented profit improvement initiatives. We took these actions to support our multi-brand, multi-channel business, generate acceptable returns in all of our channels, and enhance value for our shareholders. We remain committed to taking the necessary steps to drive growth, improve returns in our channels, and build upon this positive momentum."

     Summary of First Quarter Results:

     Consolidated net revenue for the first quarter ended January 31, 2006 increased 11.2% to $40.6 million as compared to $36.5 million for the first quarter of 2005. The Company reported a consolidated first quarter net loss of $50,000, or $0.00 per diluted share, compared to net income of $83,000, or $0.01 per diluted share, for the same quarter of the prior year. Net revenue for the domestic segment increased 10.0% to $34.8 million from $31.6 million for the same period of the prior year. Net revenue from the international segment increased 19.3% to $5.8 million from $4.9 million for the same period of the prior year.
     In the first quarter, the Company's gross margin was 44.3%, which is in line with historical levels, as compared to 40.1% in the first quarter of 2005. This gross margin increase was driven primarily by an increase in sales of full margin products and improved direct labor efficiencies at the Company's domestic EDC.
     Included in the SG&A expenses for the first quarter of fiscal 2006 are pre-tax charges of approximately $0.8 million, or $0.03 per diluted share, primarily related to higher legal, audit, Sarbanes-Oxley 404 compliance, and stock option expenses, which impacted the income statement for the first time, as well as certain additional expenses incurred in connection with the Company's upcoming 2006 Annual Meeting of Shareholders. Excluding these special SG&A expenses not incurred last year, the Company would have recorded consolidated first quarter net income of $0.4 million, or $0.03 per diluted share, compared to net income of $0.01 per diluted share in the same period of fiscal 2005.

     Revenues by Channel/Segment

     Domestic Golf Channel:

     Total revenues in the domestic golf channel in the first quarter declined to $11.6 million, or 12.8%, from the same period last year. Total revenues in the domestic Golf channel declined primarily due to the reduction in discounted sales to off-course customers. Both the Ashworth(R) and Callaway Golf brands saw a combined decrease in off-course sales. The Company made a strategic decision to reduce discounts as a result of the Company's more balanced inventory position.
     Total revenues for the Company's core on-course golf channel were up modestly over the same period last year. Growth in the on-course golf channel can be attributed primarily to a focus on best-in-class accounts and the launch of the Ashworth Weather Systems(R) (AWS) line. In addition, the Company unveiled a new advertising campaign in January 2006 that reinforces the core authentic values and heritage of the Ashworth brand and establishes its dedication to the technical product trend.

     International Channel:

     Revenues from the international segment increased 19.3% to $5.8 million, an increase of $0.9 million over the same period last year. Revenues were primarily driven by significant growth from Ashworth Europe. Both the Ashworth and Callaway Golf apparel brands showed strong growth in Europe. Headwear, Women's sweaters and Men's fashion collections showed strong increase versus last year.

     Corporate Channel:

     Revenues for the corporate distribution channel were $5.6 million, an increase of 29.3%, as compared to the same period last year. Based on new strategies and realigned sales management, the corporate channel's first quarter results represent the third consecutive quarter of strong double digit growth. These results were especially notable as overall industry sales in the channel were flat. With this significant growth rate, management believes that the Company is gaining market share in the channel. The positive results were driven primarily by the Company's enhanced focus on its outerwear category and the expansion of the Callaway Golf apparel line to include the new women's line. Management believes that outerwear represents a significant incremental growth opportunity.

     Retail Channel:

     Revenues for the retail distribution channel were $5.2 million, an increase of 40.9% over first quarter 2005. The retail channel experienced significant growth in the first quarter driven primarily by new initiatives, including a new merchandising strategy and improved product mix. The Company's shift in its merchandising to focus more on classic key items and less on fashion merchandise has resulted in improved sell-through, significantly lower markdowns, and a strong order backlog for the balance of the Spring 2006 season.

     Ashworth East (Gekko):

     First quarter revenues for Ashworth East were $10.1 million, an increase of 16.8% over the first quarter 2005. Revenues for The Game(R), the Company's brand in the collegiate bookstore channel, and Kudzu(R), the Company's brand in the NASCAR/racing channel, increased 15.5% and 3.7%, respectively, over first quarter 2005 results. The sales increases were primarily attributable to the addition of the Kentucky Derby (this is the first year The Game will be the exclusive event merchandiser) and the increase in green grass sales, which benefited from cross selling initiatives. Additionally, college and corporate sales were up over 9%.

     Company-owned Outlet Stores:

     Revenues from the Company-owned stores were $2.3 million, an increase of 36.2% over first quarter 2005. Since the first quarter of 2005, the Company added a net of 3 new outlet stores (6 outlet openings, 3 outlet closings) bringing the Company's total number of outlet stores to 12. The new outlet stores net of closings contributed $0.6 million in sales in the first quarter of fiscal 2006 while sales on a comparative store basis were flat.

     Balance Sheet:

     Net accounts receivable decreased 4.2% over the prior year, while revenues increased 11.2% for the first quarter, resulting in an improvement in the DSOs to 66 days from 77 days in last year's first quarter. Net inventory increased 4.2% to $61.7 million as of January 31, 2006 as compared to $59.2 million as of January 31, 2005 and is in line with expected sales growth.

     Inventory:

     As a result of the Company's implementation of multiple inventory and supply chain initiatives, domestic gross inventory increased only 3% over the comparable quarter last year, while sales grew 10.0%. The increase in domestic net inventory levels was primarily attributable to support of the cross-selling initiatives.

     Embroidery and Distribution Center (EDC):

     The Company's EDC business has now met operating direct labor efficiency targets for six consecutive months. Positive results for the EDC were driven by efficiency measures that focused on direct labor utilization. As a result of the improved efficiency, the Company is able to better serve customers, provide quicker turnaround to the Company's corporate and golf customers for their at-once needs, improve the quality of the Company's embroidery operations, provide additional capacity for improved economies of scale, and support the Company's multi-brand, multi-channel growth strategy.

     FY 2006 Guidance:

     The Company affirmed its previously stated (December 2005) consolidated revenue guidance for fiscal 2006 of approximately $210 to $220 million. Based on current trends, the Company expects consolidated net earnings of $0.48 to $0.56 per diluted share for fiscal 2006. Management noted that the expenses to be incurred in connection with the Company's upcoming 2006 Annual Meeting of Shareholders could be higher than last year and thus could negatively impact this guidance.

     Completed Strengthening of Finance Department:

     On February 27, 2006, the Company announced that Winston E. Hickman was appointed executive vice president and chief financial officer. In this role, Mr. Hickman is a key member of Ashworth's executive management team and has responsibility for all finance, administrative and IT related functions. In addition, the Company has recently promoted an internal candidate to the position of corporate controller.

     Evaluation of Strategic Alternatives:

     On November 29, 2005, Ashworth's Board of Directors retained Houlihan Lokey Howard & Zukin to assist the Company in identifying and evaluating a range of strategic alternatives to enhance shareholder value. The Board is committed to enhancing value for all Ashworth shareholders and, together with its independent financial advisor, is aggressively exploring all alternatives, including a possible sale or merger of the Company. The Company noted that there can be no assurance that any transaction or other corporate action will result from this effort.

     Conference Call:

     Investors and all others are invited to listen to a conference call discussing first quarter results, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 866-425-6195. International participants should dial 973-935-2981. Callers should ask to be connected to Ashworth's first quarter earnings teleconference or provide the conference ID number: 7121582. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

     Ashworth, Inc. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.
     In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC ("Gekko"), a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth(R) and Callaway Golf apparel brands as well as further growth from The Game and Kudzu brands' sales into the Company's three traditional distribution channels. The Game brand products are marketed primarily under other licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game(R) brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu(R) brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

     To learn more, please visit our Web site at www.ashworthinc.com.

     This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the identification and evaluation of strategic alternatives, the actual or threatened proxy solicitation by third parties, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2005, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2005.


ASHWORTH, INC.
Consolidated Statements of Operations
First Quarter ended January 31, 2006 and 2005
(Unaudited)                                     Summary of Results of
                                                     Operations
                                                 2006         2005
                                             ------------ ------------
First Quarter
-------------
Net Revenue                                  $40,612,000  $36,513,000
Cost of Sales                                 22,636,000   21,878,000
                                             ------------ ------------
  Gross Profit                                17,976,000   14,635,000
Selling, General and Administrative Expenses  17,698,000   14,091,000
                                             ------------ ------------
Income from Operations                           278,000      544,000
Other Income (Expense):
  Interest Income                                 10,000       20,000
  Interest Expense                              (679,000)    (533,000)
  Other Income, net                              308,000      107,000
                                             ------------ ------------
  Total Other Expense, net                      (361,000)    (406,000)

Income (Loss) Before Provision for Income
 Taxes                                           (83,000)     138,000
Benefit (Provision) for Income Taxes              33,000      (55,000)
                                             ------------ ------------
  Net Income (Loss)                             $(50,000)     $83,000
                                             ============ ============

Income (Loss) Per Share - BASIC                   ($0.00)       $0.01
Weighted Average Common Shares Outstanding    14,182,000   13,726,000
                                             ============ ============

Income (Loss) Per Share - DILUTED                 ($0.00)       $0.01
Adjusted Weighted Average Shares and Assumed
 Conversions                                  14,182,000   14,110,000
                                             ============ ============


ASHWORTH, INC.
Consolidated Balance Sheets
As of January 31, 2006 and 2005
(Unaudited)
                                            January 31,   January 31,
ASSETS                                         2006          2005
------                                     ------------- -------------

CURRENT ASSETS
  Cash and Cash Equivalents                  $3,123,000    $3,983,000
  Accounts Receivable-Trade, net             29,240,000    30,519,000
  Inventories, net                           61,723,000    59,248,000
  Other Current Assets                       15,494,000     9,325,000
                                           ------------- -------------
    Total Current Assets                    109,580,000   103,075,000

Property and Equipment, net                  37,410,000    35,849,000
    Other Assets, net                        24,673,000    24,146,000
                                           ------------- -------------
               Total Assets                $171,663,000  $163,070,000
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
  Line of Credit Payable                    $23,100,000    $8,250,000
  Current Portion of Long-Term Debt           1,942,000     4,497,000
  Accounts Payable - Trade                   16,575,000    13,852,000
  Other Current Liabilities                   7,475,000     6,332,000
                                           ------------- -------------
    Total Current Liabilities                49,092,000    32,931,000

Long-Term Debt                               16,692,000    26,105,000
Other Long-Term Liabilities                   2,120,000     1,905,000
Stockholders' Equity                        103,759,000   102,129,000
                                           ------------- -------------
      Total Liabilities and
       Stockholders' Equity                $171,663,000  $163,070,000
                                           ============= =============


This earnings release includes information presented on an adjusted non-GAAP basis. These adjusted non-GAAP financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of adjusted non-GAAP financial results provides useful information to both management and investors to better understand the impact of excess SG&A expenses associated with the threatened proxy solicitation by third parties and certain public company costs booked in the first quarter of fiscal 2006 but not incurred last year. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the adjusted non-GAAP financial measure with the most directly comparable GAAP-based financial measure.


                            ASHWORTH, INC.
        Adjusted Non-GAAP Consolidated Statements of Operations
             First Quarter ended January 31, 2006 and 2005
                              (Unaudited)


                                                             Quarter
                                 Quarter Ended                Ended
                                    1/31/06                  1/31/05
                    --------------------------------------------------
                                 Elimination
                                  of Excess    Adjusted
                         As          SG&A      Non-GAAP        As
                      Reported    expenses(1)   Results     Reported
                    ------------ ------------ ----------- ------------
Net Revenue         $40,612,000          $-  $40,612,000  $36,513,000
Cost of Sales        22,636,000           -   22,636,000   21,878,000
                    ------------ ----------- ------------ ------------
 Gross Profit        17,976,000               17,976,000   14,635,000
Selling, General
 and
 Administrative
 Expenses            17,698,000    (800,000)  16,898,000   14,091,000
                    ------------ ----------- ------------ ------------
Income from
 Operations             278,000     800,000    1,078,000      544,000
Other Income
 (Expense):
 Interest Income         10,000           -       10,000       20,000
 Interest Expense      (679,000)          -     (679,000)    (533,000)
 Other Income, net      308,000           -      308,000      107,000
                    ------------ ----------- ------------ ------------
 Total Other
  Expense, net         (361,000)          -     (361,000)    (406,000)
Income (Loss)
 Before Provision
 for
 Income Taxes           (83,000)    800,000      717,000      138,000
Benefit (Provision)
 for Income Taxes        33,000    (320,000)    (287,000)     (55,000)
                    ------------ ----------- ------------ ------------
 Net Income (Loss)     $(50,000)   $480,000     $430,000      $83,000
                    ============ =========== ============ ============

Income (Loss) Per
 Share - BASIC           ($0.00)      $0.03        $0.03        $0.01
Weighted Average
 Common
 Shares Outstanding  14,182,000  14,182,000   14,182,000   13,726,000
                    ============ =========== ============ ============

Income (Loss) Per
 Share - DILUTED         ($0.00)      $0.03        $0.03        $0.01
Adjusted Weighted
 Average Shares
 And Assumed
 Conversions         14,182,000  14,337,000   14,337,000   14,110,000
                    ============ =========== ============ ============


(1) Excess SG&A expenses associated with the threatened proxy solicitation and certain public company costs booked in the first quarter of fiscal 2006 but not incurred last year.



    CONTACT: Ashworth, Inc.
             Randall L. Herrel, Sr. or Winston Hickman, 760-929-6142